Biogen Idec Media Contact:                Biogen Idec Investor Contacts:
Daniel McIntyre                    Ben Strain
Senior Vice President, Public Affairs            Senior Manager, Investor Relations
Biogen Idec                         Biogen Idec
Tel: (781) 464-3260                    Tel: (781) 464-2442

Claudine Prowse, Ph.D.
Vice President, Investor Relations
    Biogen Idec
                    Tel: (781) 464-2442

Biogen Idec Delivers Double-Digit Top & Bottom-Line Growth
in Second Quarter 2013

-- Strong Start for TECFIDERA® (Dimethyl Fumarate) in the U.S. --

-- Three Potential Product Launches Planned for in 2014 --

-- Company Increases 2013 Financial Guidance --

Weston, MA, July 25, 2013 -- Biogen Idec Inc. (NASDAQ: BIIB) today reported second quarter 2013 total revenues of $1.7 billion, an increase of 21% compared to the second quarter of 2012. Non-GAAP diluted EPS for the second quarter of 2013 were $2.30, an increase of 26% over the second quarter of 2012. Non-GAAP net income attributable to Biogen Idec for the second quarter of 2013 was $549 million, an increase of 25% versus the second quarter of 2012.

Second quarter of 2013 GAAP diluted EPS were $2.06, an increase of 28% versus the second quarter of 2012. GAAP net income for the second quarter of 2013 was $491 million, an increase of 27% versus the second quarter of 2012. A reconciliation of our GAAP to Non-GAAP results is attached to this press release.

Revenue gains were led by the performance of our marketed therapies:

•	AVONEX® revenues increased 2% year-over-year to $774 million. The total was comprised of $479 million in U.S. sales and $295 million in sales outside the U.S.

•
TYSABRI® (natalizumab) revenues for the Company increased 38% year-over-year to $387 million primarily due to our acquisition of Elan's rights in TYSABRI as Biogen Idec started booking 100% of TYSABRI revenues. Global in-market sales of TYSABRI in the second quarter of 2013 were $387 million, a decrease of 2% over the second quarter of 2012, when compared to TYSABRI global in-market sales in the second quarter of 2012. The total was comprised of $218 million in U.S. sales and $169 million in sales outside the U.S.

•
TECFIDERA revenues were $192 million during the second quarter. This revenue includes both patient demand and wholesalers and specialty pharmacy inventory in anticipation of patient demand. We estimate that approximately $82 million of TECFIDERA revenues in the second quarter represent inventory in the channel while revenue generated from underlying patient demand was approximately $110 million.

•	RITUXAN® (rituximab) revenues from our unconsolidated joint business arrangement were $289 million for the quarter, an increase of 1% compared to the second quarter of 2012.

“With a strong start for TECFIDERA in the U.S., as well as approvals in Canada and Australia, we expanded our leadership position in the treatment of multiple sclerosis,” said George A. Scangos, Ph.D., Chief Executive Officer.  “With three regulatory filings completed, three potential launches in 2014, and data readouts expected in 2015 and 2016, we have entered a new era of growth for the benefit of patients, clinicians and our shareholders.”

Other Financial Highlights

•
Earlier this month, we agreed in principle with the pricing committee of the Italian National Medicines Agency to settle all prior year claims related to an ongoing pricing dispute. As a result, the Company recorded a reduction to TYSABRI revenues outside the U.S. of approximately $20 million for a portion of this settlement. The remaining portion of the settlement is expected to be recorded as an increase to TYSABRI revenue upon approval of the settlement by the Italian authorities.

•	Revenues for FAMPYRA® and FUMADERM™ totaled $33 million in the second quarter of 2013, compared to $34 million in the second quarter of 2012.

•	Royalties were $38 million in the second quarter of 2013, compared to $37 million in the second quarter of 2012.

•	Corporate partner revenues in the second quarter of 2013 were $11 million, compared to $22 million in the second quarter of 2012.

•	As of June 30, 2013, Biogen Idec had Cash, Cash Equivalents and Marketable Securities totaling $775 million.

2013 Financial Guidance
Biogen Idec increased its full year 2013 financial guidance. This guidance consists of the following components:

•	Revenue growth is expected to be approximately 22% to 23%.

•	Cost of Sales is expected to be approximately 13% to 14% of total revenue.

•	R&D expense is expected to be approximately 21% to 23% of total revenue.

•	R&D expense includes up to $75 million earmarked for potential new business development deals and assumes up to $35 million in anticipated upfront and milestone payments over the balance of the year.

•	SG&A expense is expected to be approximately 24% to 26% of total revenue.

•	Tax expense is expected to be approximately 22% to 24% of pretax income.

•	Non-GAAP diluted EPS is expected to be between $8.25 and $8.50.

•	GAAP diluted EPS is expected to be between $7.28 and $7.53.

•	Capital expenditures are expected to be in the range of $250 to $270 million.

Biogen Idec may incur charges, realize gains or experience other events in 2013 that could cause actual results to vary from this guidance.

Multiple Sclerosis (MS) Franchise Highlights
TECFIDERA (dimethyl fumarate)
The U.S. Food and Drug Administration's (FDA) approved TECFIDERA on March 27, 2013, as a new first-line oral treatment for people living with relapsing forms of MS, and we launched in the U.S. in early April 2013.

TECFIDERA recently received product approval in Australia from the Therapeutic Goods Administration (TGA) and approval in Canada from Health Canada.

On May 29, 2013, Biogen Idec announced it was granted a European patent that extends until 2028 and covers the expected EU TECFIDERA label dose of 480 mg.  The Company also announced an expected delay to the launch of TECFIDERA in the EU as it continues to work to make TECFIDERA regulatory data protection clearer to all parties prior to approval from the European Medicines Agency (EMA).

TYSABRI (natalizumab)
On April 2, 2013, Biogen Idec completed its acquisition of full ownership of, and strategic, commercial and decision-making rights to, TYSABRI from Elan Pharma International, Ltd., an affiliate of Elan Corporation.

In June 2013, Biogen Idec submitted a Biologics License Application (BLA) for the marketing approval of TYSABRI with the Pharmaceuticals and Medical Devices Agency (PMDA) in Japan. Based on the filing's priority review, the Company is planning for potential marketing and pricing approval, and anticipated commercial launch of TYSABRI in Japan in 2014.

During the second quarter, Biogen Idec also completed enrollment of ASCEND, an important clinical trial using TYSABRI designed to help address a critical unmet need in secondary progressive multiple sclerosis (SPMS). SPMS represents a significant portion of the total MS patient population and there are currently no effective therapies. Data are expected in 2015.

Recently, the FDA and EMA approved the manufacture of TYSABRI at our large-scale manufacturing facility in Hillerød, Demark. The site is now a licensed manufacturing facility capable of producing TYSABRI for patients who live outside the United States. The site will also act as a back-up to our Research Triangle Park manufacturing facility in North Carolina for supply of TYSABRI.

AVONEX (interferon beta-1a)
AVONEX remains one of the most prescribed treatments for relapsing forms of MS worldwide and continued to gain market share during the second quarter within the injectable segment of the MS market.

Additional Pipeline Development Highlights
During the second quarter, Biogen Idec achieved a number of milestones toward the development of its research and late-stage pipeline:

•
In May 2013, Biogen Idec announced it submitted a BLA to the FDA for approval of PLEGRIDY™ (peginterferon beta-1a), the Company's pegylated subcutaneous injectable candidate for relapsing forms of multiple sclerosis. In June 2013, Biogen Idec also submitted a Marketing Authorisation Application for PLEGRIDY to the EMA. Both filings have been accepted by the respective regulatory authorities and the Company anticipates approval and commercial launch in mid-2014.

•
In May 2013, Biogen Idec also announced that the FDA accepted the Company's BLA for the marketing approval of ELOCTATE™ (recombinant factor VIII Fc fusion protein) for the treatment of hemophilia A. ELOCTATE is the first hemophilia A product candidate in a new class of long-lasting clotting factor therapies being developed with the goal of providing long-lasting protection and reducing the burden of treatment for patients with this chronic condition. The Company anticipates a second quarter 2014 approval and commercial launch of ELOCTATE in the United States.

•
In June and July 2013, Biogen Idec showcased new data from a number of development and early-stage research programs at the XXIV International Society on Thrombosis and Haemostasis (ISTH) Congress. Researchers presented 33 abstracts and 10 presentations on clinical and pre-clinical research in hemophilia, the breadth of which reflects the Company's commitment to innovation and the scientific advancement of hemophilia treatment and care. Data presented included new analyses of the phase 3 A-LONG study of ELOCTATE and B-LONG study of ALPROLIX™, results of which add to the growing body of evidence supporting the potential efficacy and safety of these long-lasting clotting factor candidates for the treatment of hemophilia A and B. The ISTH Congress was held from June 29 through July 4 in Amsterdam, The Netherlands.

Conference Call and Webcast
The Company's earnings conference call for the second quarter will be broadcast via the internet at 8:00 a.m. EDT on July 25, 2013, and will be accessible through the Investors section of Biogen Idec's homepage, www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the conference call and will be subsequently available on the website for one month.

About Biogen Idec
Through cutting-edge science and medicine, Biogen Idec discovers, develops and delivers to patients worldwide innovative therapies for the treatment of neurodegenerative diseases, hemophilia and autoimmune disorders. Founded in 1978, Biogen Idec is the world's oldest independent biotechnology company. Patients worldwide benefit from its leading multiple sclerosis therapies, and the Company generates more than $5 billion in annual revenues. For product labeling, press releases and additional information about the Company, please visit www.biogenidec.com.

Safe Harbor
This press release contains forward-looking statements, including statements about 2013 financial guidance, potential product launches and timing thereof, regulatory actions, anticipated clinical trial data readouts, and the commercialization and impact of potential treatments. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. You should not place undue reliance on these statements.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our dependence on sales from our four principal products, AVONEX, TECFIDERA, TYSABRI and RITUXAN; failure to protect and enforce our data, intellectual property and other proprietary rights and the diminution of our ability to derive anticipated benefits from our products; uncertainty of success in executing our commercial launch of TECFIDERA and in commercializing and developing other products; product competition; the occurrence of adverse safety events with our products; changes in the availability of reimbursement for our products; adverse market and economic conditions; our dependence on collaborations and other third parties over which we may not always have full control; problems with our manufacturing processes, limitation in our capacity and our reliance on third parties; failure to comply with government regulation; the risks of doing business internationally; failure to manage our growth and execute our growth initiatives; charges and other costs relating to our properties; fluctuations in our effective tax rate; our ability to attract and retain qualified personnel; uncertainty and potential liabilities relating to product liability and intellectual property claims; the market, interest and credit risks associated with our portfolio of marketable securities; environmental risks; and the other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the SEC.

These statements are based on our current beliefs and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.

###

TABLE 1
Biogen Idec Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
Revenues:
Product, net	$1,385,918	$1,076,800	$2,481,697	$2,052,288
Unconsolidated joint business	288,785	284,630	553,391	569,183
Royalty	38,111	37,084	70,931	65,884
Corporate partner	10,659	22,437	32,550	25,611
Total revenues	1,723,473	1,420,951	3,138,569	2,712,966
Cost and expenses:
Cost of sales, excluding amortization of acquired intangible assets	230,728	139,112	364,477	272,308
Research and development	327,463	329,559	611,803	685,521
Selling, general and administrative	431,012	301,767	783,610	601,856
Amortization of acquired intangible assets	82,225	52,282	133,526	98,243
Collaboration profit sharing	—	78,511	85,357	164,406
(Gain) loss on fair value remeasurement of contingent consideration	(5,163)	12,858	(2,886)	14,117
Restructuring charge	—	1,139	—	1,422
Total cost and expenses	1,066,265	915,228	1,975,887	1,837,873
Gain on sale of rights	5,319	—	10,370	—
Income from operations	662,527	505,723	1,173,052	875,093
Other income (expense), net	(10,428)	2,950	(24,885)	18,094
Income before income tax expense and equity in loss of investee, net of tax	652,099	508,673	1,148,167	893,187
Income tax expense	159,140	121,021	224,648	203,169
Equity in loss of investee, net of tax	2,289	511	6,100	511
Net income	490,670	387,141	917,419	689,507
Net income attributable to non-controlling interests, net of tax	—	295	—	—
Net income attributable to Biogen Idec Inc.	$490,670	$386,846	$917,419	$689,507

Net income per share:
Basic earnings per share attributable to Biogen Idec Inc.	$2.07	$1.62	$3.87	$2.88
Diluted earnings per share attributable to Biogen Idec Inc.	$2.06	$1.61	$3.85	$2.86

Weighted-average shares used in calculating:
Basic earnings per share attributable to Biogen Idec Inc.	237,484	238,988	237,162	239,389
Diluted earnings per share attributable to Biogen Idec Inc.	238,743	240,622	238,543	241,245

TABLE 2
Biogen Idec Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	As of	As of
	June 30,	December 31,
	2013	2012
ASSETS
Cash, cash equivalents and marketable securities	$667,670	$1,705,710
Accounts receivable, net	861,457	686,848
Inventory	570,390	447,373
Other current assets	423,704	404,406
Total current assets	2,523,221	3,244,337
Marketable securities	107,139	2,036,658
Property, plant and equipment, net	1,787,776	1,742,226
Intangible assets, net	4,678,884	1,631,547
Goodwill	1,210,718	1,201,296
Investments and other assets	533,852	274,054
TOTAL ASSETS	$10,841,590	$10,130,118

LIABILITIES AND EQUITY
Current portion of notes payable and line of credit	$3,188	$453,379
Other current liabilities	1,300,886	1,204,010
Notes payable and other financing arrangements	726,388	687,396
Long-term deferred tax liability	313,341	217,272
Other long-term liabilities	595,642	604,266
Equity	7,902,145	6,963,795
TOTAL LIABILITIES AND EQUITY	$10,841,590	$10,130,118

TABLE 3
Biogen Idec Inc. and Subsidiaries
GAAP to Non-GAAP Reconciliation: Net Income and Net Income Per Share
(unaudited, in millions, except per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
EARNINGS PER SHARE
GAAP earnings per share - Diluted	$2.06	$1.61	$3.85	$2.86
Adjustments to net income attributable to Biogen Idec Inc. (as detailed below)	0.24	0.21	0.42	0.36
Non-GAAP earnings per share - Diluted	$2.30	$1.82	$4.27	$3.22

An itemized reconciliation between net income attributable to Biogen Idec Inc. on a GAAP basis and net income attributable to Biogen Idec Inc. on a non-GAAP basis is as follows:

GAAP net income attributable to Biogen Idec Inc.	$490.7	$386.8	$917.4	$689.5
Adjustments:
Amortization of acquired intangible assets	79.5	51.0	128.1	94.3
(Gain) loss on fair value remeasurement of contingent consideration	(5.2)	12.9	(2.9)	14.1
SG&A: Stock option expense	1.0	0.9	2.9	1.4
R&D: Stock option expense	0.8	0.5	2.4	1.6
R&D: Restructuring and other	—	—	—	1.3
2010 Restructuring initiatives	—	1.1	—	1.4
Non-controlling interests	—	0.3	—	—
Income tax effect related to reconciling items	(18.0)	(14.4)	(29.7)	(26.1)
Non-GAAP net income attributable to Biogen Idec Inc.	$548.8	$439.1	$1,018.2	$777.5

2013 Full Year Guidance GAAP to non-GAAP adjustments

An itemized reconciliation between projected EPS on a GAAP basis and on a non-GAAP basis is as follows:

	$	Shares	Diluted EPS
Projected GAAP net income attributable to Biogen Idec Inc.	$1,767	239	$7.40
Adjustments:
Stock option expense	8
Restructuring and other	—
Amortization of acquired intangible assets	287
(Gain) loss on fair value remeasurement of contingent consideration	5
Income tax expense: Income tax effect related to reconciling items	(67)
Projected Non-GAAP net income attributable to Biogen Idec Inc.	$2,000	239	$8.38

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides additional insight into the ongoing economics of our business and reflects how we manage our business internally, set operational goals and forms the basis of our management incentive programs. These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Idec Inc. and diluted earnings per share.

Our “Non-GAAP net income attributable to Biogen Idec Inc.” and “Non-GAAP earnings per share - Diluted” financial measures exclude the following items from GAAP net income attributable to Biogen Idec Inc. and diluted earnings per share:

1. Purchase accounting and merger-related adjustments.

We exclude certain purchase accounting related items associated with the acquisition of businesses, assets and amounts in relation to the consolidation of variable interest entities for which we are the primary beneficiary. These adjustments include charges for in-process research and development, the amortization of certain acquired intangible assets and fair value remeasurements of our contingent consideration obligations. The exclusion of these charges provides management and investors with a supplemental measure of performance which the Company believes better reflects the underlying economics of the business.

2. Stock option expense recorded in accordance with the accounting standard for share-based payments.

We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business.

3. Other items.

We evaluate other items on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. We also include an adjustment to reflect the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income attributable to Biogen Idec Inc.

Numbers may not foot due to rounding.

TABLE 4
Biogen Idec Inc. and Subsidiaries
Product Revenues
(unaudited, in thousands)

	For the Three Months
	Ended June 30,
	2013	2012
PRODUCT REVENUES
AVONEX®	$774,416	$762,065
TYSABRI®	386,741	280,423
TECFIDERA®	192,134	—
FAMPYRA®	16,811	19,681
FUMADERMTM	15,816	14,631
Total product revenues	$1,385,918	$1,076,800

	For the Six Months
	Ended June 30,
	2013	2012
PRODUCT REVENUES
AVONEX®	$1,520,514	$1,423,684
TYSABRI®	698,911	565,956
TECFIDERA®	192,134	—
FAMPYRA®	40,014	34,721
FUMADERMTM	30,124	27,927
Total product revenues	$2,481,697	$2,052,288